Exhibit 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Third Quarter of 2013 Results
MIDLAND, MI, October 28, 2013 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2013 third quarter net income of $15.0 million, or $0.53 per diluted share, compared to 2013 second quarter net income of $14.2 million, or $0.51 per diluted share, and 2012 third quarter net income of $13.1 million, or $0.48 per diluted share. For the nine months ended September 30, 2013, net income was $42.4 million, or $1.53 per diluted share, an increase of 7.0% on a diluted per share basis compared to net income for the nine months ended September 30, 2012 of $39.3 million, or $1.43 per diluted share.
As previously announced, on September 18, 2013 the Corporation completed an underwritten public offering of 2,213,750 shares of its common stock, including 288,750 shares of common stock that were issued and sold upon the exercise in full of the underwriters' over-allotment option, at a price of $26.00 per share to the public. After the underwriting discount and other offering related expenses, the Corporation netted proceeds of approximately $54 million from the offering. The Corporation intends to use the net proceeds from the offering for general corporate purposes, which may include funding loan growth and long-term strategic opportunities that may arise in the future.
"Strong loan growth and cost discipline drove another solid earnings performance in the third quarter, with net income up over 5% from last quarter and over 14% from the third quarter of 2012. We are experiencing broad-based loan growth across all portfolio segments, attributable to a gradually improving economy and competitive gains, as we have continued to solidify Chemical Bank’s position as the financial institution of choice in the Michigan markets we serve. At the same time, asset quality continues to improve, and is reflected in lower credit-related costs, lower charge-offs, and improving portfolio metrics,” said David B. Ramaker, Chairman, Chief Executive Officer and President. "We were pleased by the market’s reception to our recently completed public stock offering and will continue to prudently deploy the Corporation’s capital on behalf of our shareholders. To that end, we continue to believe we are well positioned to take advantage of consolidation in Michigan’s banking industry,” Ramaker added.
Net income of $15.0 million in the third quarter of 2013 was $0.8 million, or 5.6%, higher than the second quarter of 2013, with higher net interest income and lower operating expenses in the third quarter of 2013 partially offset by lower noninterest income. Net income in the third quarter of 2013 was $1.9 million, or 14.4%, higher than the third quarter of 2012, attributable to a combination of higher net interest income, higher noninterest income and a lower provision for loan losses, all of which were partially offset by higher operating expenses.
The Corporation's return on average assets was 1.00% during the third quarter of 2013, compared to 0.97% in the second quarter of 2013 and 0.96% in the third quarter of 2012. The Corporation's return on average shareholders' equity was 9.6% in the third quarter of 2013, compared to 9.4% in the second quarter of 2013 and 8.8% in the third quarter of 2012.
The net interest margin (on a tax-equivalent basis) was 3.58% in the third quarter of 2013, compared to 3.60% in the second quarter of 2013 and 3.76% in the third quarter of 2012. The slight decrease in the net interest margin in the third quarter of 2013, compared to the second quarter of 2013, was attributable to an increase in total assets resulting from seasonal deposits. The decrease in the net interest margin in the third quarter of 2013, compared to the third quarter of 2012, was primarily attributable to the acquisition of 21 branch banking offices in December 2012 (branch acquisition transaction), in which the Corporation acquired $339 million in cash and $44 million in loans. The Corporation partially invested the cash acquired in the branch acquisition transaction in short-term investment securities and utilized the remainder to fund loan growth.

Net interest income was $49.3 million in the third quarter of 2013, $0.9 million higher than the second quarter of 2013 and $2.4 million higher than the third quarter of 2012. The increase in net interest income in the third quarter of 2013 over the second quarter of 2013 was largely attributable to continued loan growth in the third quarter of 2013. Total loans grew $187 million, or 4.3%, in the third quarter of 2013. The increase in net interest income in the third quarter of 2013 over the third quarter of 2012 was also largely attributable to loan growth of $504 million, or 12.5%, over the twelve months ended September 30, 2013.
The provision for loan losses was $3.0 million in both the third quarter of 2013 and the second quarter of 2013, compared to $4.5 million in the third quarter of 2012. The provision for loan losses in the third quarter of 2013 was maintained at the same level as the second quarter of 2013, despite continued improvement in the credit quality of the loan portfolio, due to the significant growth in the loan portfolio during the third quarter. The lower provision for loan losses in the third quarter of 2013, as compared to the third quarter of 2012, was attributable to a combination of lower loan charge-offs and continued improvement in the credit quality of the loan portfolio. Net loan charge-offs were $3.7 million, or 0.33% of average loans, in the third quarter of 2013, compared to $3.7 million, or 0.34% of average loans, in the second quarter of 2013 and $6.5 million, or 0.65% of average loans, in the third quarter of 2012.
Noninterest income was $14.6 million in the third quarter of 2013, compared to $15.9 million in the second quarter of 2013 and $12.7 million in the third quarter of 2012. Noninterest income in the third quarter of 2013 and the second quarter of 2013 included nonrecurring income of $0.2 million and $0.5 million, respectively. Excluding this nonrecurring income, noninterest income in the third quarter of 2013 was $1.0 million lower than the second quarter of 2013, with the decrease primarily attributable to a $0.6 million decline in mortgage banking revenue and a $0.5 million decline in wealth management revenue. Noninterest income, excluding nonrecurring income, in the third quarter of 2013 was $1.7 million higher than the third quarter of 2012, with the increase attributable to increases across all major categories of noninterest income other than mortgage banking revenue, that was partially driven by growth in the volume of services provided and additional fees and revenue earned as a result of the branch acquisition transaction.
Mortgage banking revenue of $1.0 million in the third quarter of 2013 was $0.6 million, or 37%, lower than the second quarter of 2013 and $0.4 million, or 29%, lower than the third quarter of 2012. The decreases in mortgage banking revenue in the third quarter of 2013, compared to both the second quarter of 2013 and the third quarter of 2012, were primarily attributable to declines in the volume of loans sold in the secondary market. The Corporation sold $45 million of residential mortgage loans in the secondary market in the third quarter of 2013, compared to $62 million in the second quarter of 2013 and $71 million in the third quarter of 2012. While there was a decline in the volume of loans sold in the secondary market, the Corporation experienced an increase in residential mortgage loan originations that it retained in its loan portfolio, with $98 million of residential mortgage loan originations retained in the third quarter of 2013, compared to $85 million in the second quarter of 2013 and $63 million in the third quarter of 2012.
Operating expenses were $39.5 million in the third quarter of 2013, compared to $41.0 million in the second quarter of 2013 and $36.7 million in the third quarter of 2012. The decrease in operating expenses of $1.5 million in the third quarter of 2013, compared to the second quarter of 2013, was primarily attributable to a $0.7 million decrease in credit-related expenses and decreases of $0.4 million in both employee benefit and advertising expenses. The decrease in credit-related expenses of $0.7 million in the third quarter of 2013, compared to the second quarter of 2013, was attributable to a combination of lower write-downs and lower costs to maintain other real estate properties. Operating expenses in the third quarter of 2012 included $0.6 million of nonrecurring costs associated with the branch acquisition transaction. Excluding these nonrecurring costs, the increase in operating expenses of $3.4 million in the third quarter of 2013 over the third quarter of 2012 was primarily attributable to incremental operating costs associated with the branch acquisition transaction, merit and market-driven compensation increases provided to the Corporation's employees effective January 1, 2013, and higher performance-based compensation expenses, all of which were partially offset by lower credit-related expenses.
The Corporation's efficiency ratio was 61.0% in the third quarter of 2013, 63.3% in the second quarter of 2013 and 59.3% in the third quarter of 2012.

Total assets were $6.26 billion at September 30, 2013, compared to $5.81 billion at June 30, 2013 and $5.58 billion at September 30, 2012. The increase in total assets during the twelve months ended September 30, 2013 was attributable to a combination of the branch acquisition transaction, which added $404 million in assets on the acquisition date, and an increase in deposits that partially funded loan growth. The Corporation continues to keep its excess liquidity at the Federal Reserve Bank (FRB), with $357 million in balances held at the FRB at September 30, 2013, compared to $69 million at June 30, 2013 and $315 million at September 30, 2012. The increase in FRB balances during the three months ended September 30, 2013 was largely attributable to a seasonal increase in municipal deposits, in addition to the net proceeds raised from the Corporation's public stock offering.
Total loans were $4.52 billion at September 30, 2013, up from $4.34 billion at June 30, 2013 and $4.02 billion at September 30, 2012. During the three and twelve months ended September 30, 2013, total loans increased $187 million, or 4.3%, and $504 million, or 12.5%, respectively. The increases in loans during the three and twelve months ended September 30, 2013 occurred across all loan categories and were largely attributable to a combination of improving economic conditions and increased market share. The increase in loans of $187 million during the third quarter of 2013 was attributable to increases in commercial loans of $36.2 million, or 3.3%, commercial real estate loans of $43.3 million, or 3.7%, real estate construction and land development loans of $1.4 million, or 1.4%, residential real estate loans of $44.0 million, or 4.9%, and consumer installment and home equity loans of $61.9 million, or 5.8%. The average yield on the loan portfolio was 4.44% in the third quarter of 2013, compared to 4.56% in the second quarter of 2013 and 4.86% in the third quarter of 2012.
Investment securities were $988 million at September 30, 2013, compared to $1.01 billion at June 30, 2013 and $868 million at September 30, 2012. The average yield of the investment securities portfolio was 2.05% in the third quarter of 2013, compared to 2.08% in the second quarter of 2013 and 2.13% in the third quarter of 2012.
Total deposits were $5.19 billion at September 30, 2013, compared to $4.81 billion at June 30, 2013 and $4.60 billion at September 30, 2012. The increase in total deposits during the third quarter of 2013 was largely attributable to a seasonal increase in municipal deposits. The Corporation experienced an increase in total deposits of $592 million, or 12.9%, during the twelve months ended September 30, 2013, with the increase largely attributable to the branch acquisition transaction in which the Corporation acquired $404 million of deposits on the date of acquisition. The Corporation also experienced organic deposit growth of $247 million during the twelve months ended September 30, 2013, which was partially offset by the payoff of maturing brokered deposits acquired in the acquisition of O.A.K. Financial Corporation in 2010. The repricing of matured customer certificates of deposit and the decrease in interest rates on various interest-bearing deposit accounts to reflect lower market interest rates resulted in the Corporation's average cost of funds declining to 0.32% in the third quarter of 2013 from 0.34% in the second quarter of 2013 and 0.46% in the third quarter of 2012.
At September 30, 2013, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.9% and 14.2%, respectively, compared to 8.5% and 13.1%, respectively, at June 30, 2013 and 8.8% and 13.6%, respectively, at September 30, 2012. At September 30, 2013, the Corporation's book value was $22.61 per share, compared to $22.14 per share at June 30, 2013 and $21.75 per share at September 30, 2012. At September 30, 2013, the Corporation's tangible book value was $18.36 per share, compared to $17.53 per share at June 30, 2013 and $17.52 per share at September 30, 2012.
The credit quality of the Corporation's loan portfolio continued its improvement during the third quarter of 2013, with nonperforming loans declining $3.5 million, or 4.4%. The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $75.8 million at September 30, 2013, compared to $79.3 million at June 30, 2013 and $90.9 million at September 30, 2012. Nonperforming loans comprised 1.68% of total loans at September 30, 2013, compared to 1.83% at June 30, 2013 and 2.26% at September 30, 2012. The reduction in nonperforming loans during the three and twelve months ended September 30, 2013 was attributable to a combination of improving economic conditions and loan charge-offs.
Other real estate and repossessed assets declined $1.7 million, or 11.9%, during the third quarter of 2013 to $12.0 million at September 30, 2013, compared to $13.7 million at June 30, 2013 and $19.5 million at September 30, 2012. The reduction in other real estate and repossessed assets during the three and twelve months ended September 30, 2013 was primarily attributable to sales of other real estate properties.

At September 30, 2013, the allowance for loan losses of the originated loan portfolio was $81.0 million, or 1.92% of originated loans, compared to $81.7 million, or 2.05% of originated loans, at June 30, 2013 and $84.2 million, or 2.33% of originated loans, at September 30, 2012. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 107% at September 30, 2013, compared to 103% at June 30, 2013 and 93% at September 30, 2012. The allowance for loan losses of the acquired loan portfolio was $0.5 million at September 30, 2013, June 30, 2013 and September 30, 2012. Management believes that the Corporation's acquired loan portfolio totaling $309 million at September 30, 2013 was overall performing slightly better than original expectations.
Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At September 30, 2013, the Corporation had total assets of $6.3 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Corporation). Words such as "anticipates," "believes," "confident," "continue," "estimates," "expects," "focus," "forecasts," "intends," "is likely," "judgment," "look," "opinion," "opportunities," "plans," "predicts," "projects," "should," "trend," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future changes in regulatory requirements, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Corporation's market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, and future cost savings. All statements referencing future time periods are forward-looking.
Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$135,839	$137,586	$142,467	$123,519
Interest-bearing deposits with the Federal Reserve Bank	357,271	69,371	513,668	315,201
Total cash and cash equivalents	493,110	206,957	656,135	438,720
Investment securities:
Available-for-sale	705,146	734,052	586,809	646,578
Held-to-maturity	282,579	274,715	229,977	221,536
Total investment securities	987,725	1,008,767	816,786	868,114
Loans held-for-sale	7,907	9,180	17,665	15,075
Loans:
Commercial	1,128,122	1,091,894	1,002,722	951,938
Commercial real estate	1,215,631	1,172,347	1,161,861	1,117,073
Real estate construction and land development	102,034	100,629	100,237	90,882
Residential mortgage	942,777	898,816	883,835	880,295
Consumer installment and home equity	1,134,107	1,072,185	1,019,080	978,971
Total loans	4,522,671	4,335,871	4,167,735	4,019,159
Allowance for loan losses	(81,532)	(82,184)	(84,491)	(84,694)
Net loans	4,441,139	4,253,687	4,083,244	3,934,465
Premises and equipment	73,690	73,379	75,458	67,796
Goodwill	120,164	120,164	120,164	113,414
Other intangible assets	13,865	14,354	15,388	10,243
Interest receivable and other assets	120,636	119,723	132,412	132,594
Total Assets	$6,258,236	$5,806,211	$5,917,252	$5,580,421
Liabilities
Deposits:
Noninterest-bearing	$1,162,599	$1,107,453	$1,085,857	$952,126
Interest-bearing	4,028,706	3,706,732	3,835,586	3,646,746
Total deposits	5,191,305	4,814,185	4,921,443	4,598,872
Interest payable and other liabilities	36,019	35,460	54,716	34,738
Short-term borrowings	357,595	346,995	310,463	311,471
Federal Home Loan Bank (FHLB) advances	—	—	34,289	37,237
Total liabilities	5,584,919	5,196,640	5,320,911	4,982,318
Shareholders' Equity
Preferred stock, no par value per share	—	—	—	—
Common stock, $1 par value per share	29,778	27,538	27,499	27,498
Additional paid-in capital	487,176	434,479	433,195	432,627
Retained earnings	191,538	182,619	166,766	160,884
Accumulated other comprehensive loss	(35,175)	(35,065)	(31,119)	(22,906)
Total shareholders' equity	673,317	609,571	596,341	598,103
Total Liabilities and Shareholders' Equity	$6,258,236	$5,806,211	$5,917,252	$5,580,421

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$49,017	$48,322	$144,951	$144,472
Interest on investment securities:
Taxable	2,714	2,458	7,737	7,610
Tax-exempt	1,587	1,457	4,738	4,407
Dividends on nonmarketable equity securities	150	128	701	638
Interest on deposits with the Federal Reserve Bank	110	136	611	505
Total interest income	53,578	52,501	158,738	157,632
Interest Expense
Interest on deposits	4,160	5,238	12,990	16,999
Interest on short-term borrowings	124	105	359	317
Interest on FHLB advances	—	248	47	765
Total interest expense	4,284	5,591	13,396	18,081
Net Interest Income	49,294	46,910	145,342	139,551
Provision for loan losses	3,000	4,500	9,000	13,500
Net interest income after provision for loan losses	46,294	42,410	136,342	126,051
Noninterest Income
Service charges and fees on deposit accounts	5,690	5,028	16,420	14,546
Wealth management revenue	3,369	2,745	10,693	8,835
Other charges and fees for customer services	4,272	3,435	13,226	10,484
Mortgage banking revenue	1,038	1,457	4,699	4,059
Gain on sale of investment securities	—	—	1,104	—
Gain on sale of merchant card services	—	—	—	1,280
Other	275	54	689	784
Total noninterest income	14,644	12,719	46,831	39,988
Operating Expenses
Salaries, wages and employee benefits	24,065	20,738	72,062	61,846
Occupancy	3,406	3,137	10,449	9,264
Equipment and software	3,354	3,406	10,251	9,651
Other	8,720	9,442	29,781	29,132
Total operating expenses	39,545	36,723	122,543	109,893
Income before income taxes	21,393	18,406	60,630	56,146
Federal income tax expense	6,400	5,300	18,200	16,800
Net Income	$14,993	$13,106	$42,430	$39,346
Net Income Per Common Share:
Basic	$0.54	$0.48	$1.54	$1.43
Diluted	0.53	0.48	1.53	1.43
Cash Dividends Declared Per Common Share	0.22	0.21	0.64	0.61

Key Ratios (annualized where applicable):
Return on average assets	1.00%	0.96%	0.96%	0.97%
Return on average shareholders' equity	9.6%	8.8%	9.3%	9.0%
Net interest margin	3.58%	3.76%	3.58%	3.77%
Efficiency ratio	61.0%	59.3%	62.9%	60.0%

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

	Three Months Ended
	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Average Balances
Total assets	$5,966,988	$5,859,822	$5,924,820	$5,576,422	$5,433,491	$5,360,598	$5,396,420
Total interest-earning assets	5,621,542	5,530,262	5,579,789	5,251,531	5,105,101	5,044,629	5,061,882
Total loans	4,424,332	4,249,708	4,152,570	4,077,918	3,987,928	3,901,321	3,824,604
Total deposits	4,960,270	4,878,214	4,950,956	4,590,370	4,464,582	4,383,628	4,416,273
Total interest-bearing liabilities	4,167,915	4,126,751	4,221,638	3,926,582	3,823,954	3,817,753	3,903,986
Total shareholders' equity	620,911	606,607	599,406	600,794	591,683	582,873	574,261
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.58%	3.60%	3.54%	3.74%	3.76%	3.80%	3.76%
Efficiency ratio	61.0%	63.3%	64.4%	63.0%	59.3%	58.7%	62.1%
Return on average assets	1.00%	0.97%	0.91%	0.83%	0.96%	1.04%	0.92%
Return on average shareholders' equity	9.6%	9.4%	9.0%	7.7%	8.8%	9.6%	8.7%
Average shareholders' equity as a percent of average assets	10.4%	10.4%	10.1%	10.8%	10.9%	10.9%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a percent of total assets	8.9%	8.5%	8.1%	8.1%	8.8%	9.0%	8.7%
Total risk-based capital ratio	14.2%	13.1%	13.3%	13.2%	13.6%	13.6%	13.7%

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Credit Quality Statistics
Originated Loans	$4,213,728	$3,990,633	$3,810,989	$3,775,140	$3,606,547	$3,515,110	$3,370,279
Acquired Loans	308,943	345,238	374,272	392,595	412,612	447,232	472,819
Nonperforming Assets:
Nonperforming loans	75,818	79,342	86,417	90,854	90,877	92,811	98,548
Other real estate / repossessed assets (ORE)	12,033	13,659	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	87,851	93,001	104,611	109,323	110,344	116,320	124,492
Performing troubled debt restructurings	34,071	32,657	30,723	31,369	30,406	26,383	27,177
Allowance for loan losses - originated as a percent of:
Total originated loans	1.92%	2.05%	2.16%	2.22%	2.33%	2.40%	2.54%
Nonperforming loans	107%	103%	95%	92%	93%	91%	87%
Nonperforming loans as a percent of total loans	1.68%	1.83%	2.06%	2.18%	2.26%	2.34%	2.56%
Nonperforming assets as a percent of:
Total loans plus ORE	1.94%	2.14%	2.49%	2.61%	2.73%	2.92%	3.22%
Total assets	1.40%	1.60%	1.75%	1.85%	1.98%	2.17%	2.28%
Net loan charge-offs (year-to-date):
Originated	$11,959	$8,307	$4,657	$20,142	$14,939	$10,622	$5,548
Acquired	—	—	—	2,200	2,200	—	—
Total loan charge-offs (year-to-date)	11,959	8,307	4,657	22,342	17,139	10,622	5,548
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.37%	0.40%	0.45%	0.57%	0.59%	0.55%	0.58%

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Additional Data - Intangibles
Goodwill	$120,164	$120,164	$120,164	$120,164	$113,414	$113,414	$113,414
Core deposit intangibles (CDI)	10,466	10,933	11,417	11,910	6,777	7,144	7,512
Mortgage servicing rights (MSR)	3,399	3,421	3,485	3,478	3,466	3,463	3,427
Amortization of CDI (quarter only)	467	484	493	467	367	368	367

Chemical Financial Corporation Announces Third Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*
Chemical Financial Corporation

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	Average Balance	Tax Equivalent Interest	Effective Yield/Rate	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$4,432,538	$49,525	4.44%	$4,289,024	$146,396	4.56%
Taxable investment securities	759,431	2,714	1.43	720,675	7,737	1.43
Tax-exempt investment securities	242,664	2,423	3.99	229,486	7,234	4.20
Other interest-earning assets	25,572	150	2.33	25,572	701	3.66
Interest-bearing deposits with the Federal Reserve Bank	161,337	110	0.27	312,593	611	0.26
Total interest-earning assets	5,621,542	54,922	3.88	5,577,350	162,679	3.90
Less: allowance for loan losses	82,714			83,839
Other Assets:
Cash and cash due from banks	130,598			121,116
Premises and equipment	73,874			74,092
Interest receivable and other assets	223,688			228,645
Total assets	$5,966,988			$5,917,364
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,094,526	$262	0.09%	$1,076,468	$745	0.09%
Savings deposits	1,355,289	304	0.09	1,348,890	901	0.09
Time deposits	1,367,792	3,594	1.04	1,405,756	11,344	1.08
Short-term borrowings	350,308	124	0.14	338,203	359	0.14
FHLB advances	—	—	—	2,587	47	2.43
Total interest-bearing liabilities	4,167,915	4,284	0.41	4,171,904	13,396	0.43
Noninterest-bearing deposits	1,142,663	—	—	1,098,733	—	—
Total deposits and borrowed funds	5,310,578	4,284	0.32	5,270,637	13,396	0.34
Interest payable and other liabilities	35,499			37,673
Shareholders' equity	620,911			609,054
Total liabilities and shareholders' equity	$5,966,988			$5,917,364
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.47%			3.47%
Net Interest Income (FTE)		$50,638			$149,283
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.58%			3.58%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Third Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
	(In thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$11,809	$11,052	$12,186	$14,601	$15,217	$12,673	$11,443
Commercial real estate	28,623	28,498	35,849	37,660	41,311	41,691	46,870
Real estate construction	183	183	168	1,217	933	408	61
Land development	2,954	3,434	4,105	4,184	5,731	3,077	3,748
Residential mortgage	8,029	9,241	10,407	10,164	11,307	12,613	12,687
Consumer installment	665	552	699	739	876	1,182	1,278
Home equity	3,023	3,064	2,837	2,733	2,949	2,812	3,066
Total nonaccrual loans	55,286	56,024	66,251	71,298	78,324	74,456	79,153
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	281	1	4	—	273	300	1,005
Commercial real estate	—	78	177	87	247	269	75
Real estate construction	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—
Residential mortgage	692	164	196	1,503	431	840	333
Consumer installment	—	—	—	—	—	—	—
Home equity	686	689	874	769	1,147	1,157	1,233
Total accruing loans contractually past due 90 days or more as to interest or principal payments	1,659	932	1,251	2,359	2,098	2,566	2,646
Nonperforming troubled debt restructurings:
Commercial loan portfolio	15,744	19,140	14,587	13,876	6,553	11,691	11,258
Consumer loan portfolio	3,129	3,246	4,328	3,321	3,902	4,098	5,491
Total nonperforming troubled debt restructurings	18,873	22,386	18,915	17,197	10,455	15,789	16,749
Total nonperforming loans	75,818	79,342	86,417	90,854	90,877	92,811	98,548
Other real estate and repossessed assets	12,033	13,659	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	$87,851	$93,001	$104,611	$109,323	$110,344	$116,320	$124,492

Chemical Financial Corporation Announces Third Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
	(In thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - originated, at beginning of period	$81,684	$82,334	$83,991	$84,194	$84,511	$85,585	$86,733
Provision for loan losses - originated	3,000	3,000	3,000	5,000	4,000	4,000	4,400
Loans charged off:
Commercial	(971)	(703)	(1,359)	(1,623)	(551)	(974)	(1,079)
Commercial real estate	(1,266)	(2,453)	(2,060)	(1,532)	(1,952)	(2,178)	(2,268)
Real estate construction	—	—	—	(70)	—	—	—
Land development	(400)	(65)	(97)	(1,168)	(51)	(45)	(32)
Residential mortgage	(493)	(1,060)	(734)	(1,224)	(1,357)	(1,140)	(1,717)
Consumer installment	(1,074)	(895)	(849)	(1,222)	(1,050)	(1,259)	(1,074)
Home equity	(226)	(185)	(375)	(282)	(435)	(576)	(377)
Total loan charge-offs	(4,430)	(5,361)	(5,474)	(7,121)	(5,396)	(6,172)	(6,547)
Recoveries of loans previously charged off:
Commercial	356	644	160	278	135	140	191
Commercial real estate	18	667	50	1,202	325	298	421
Real estate construction	—	—	—	—	—	—	—
Land development	—	15	1	—	—	—	2
Residential mortgage	84	37	161	104	237	199	22
Consumer installment	288	321	402	305	359	387	345
Home equity	32	27	43	29	23	74	18
Total loan recoveries	778	1,711	817	1,918	1,079	1,098	999
Net loan charge-offs - originated	(3,652)	(3,650)	(4,657)	(5,203)	(4,317)	(5,074)	(5,548)
Allowance for loan losses - originated, at end of period	81,032	81,684	82,334	83,991	84,194	84,511	85,585
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - acquired, at beginning of period	500	500	500	500	2,200	2,200	1,600
Provision for loan losses - acquired	—	—	—	—	500	—	600
Net loan charge-offs - acquired (commercial)	—	—	—	—	(2,200)	—	—
Allowance for loan losses - acquired, at end of period	500	500	500	500	500	2,200	2,200
Total allowance for loan losses	$81,532	$82,184	$82,834	$84,491	$84,694	$86,711	$87,785
Net loan charge-offs as a percent of average loans (quarter only, annualized)	0.33%	0.34%	0.45%	0.51%	0.65%	0.52%	0.58%

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	3rd Qtr. 2013	2nd Qtr. 2013	1st Qtr. 2013	4th Qtr. 2012	3rd Qtr. 2012	2nd Qtr. 2012	1st Qtr. 2012
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$53,578	$52,781	$52,379	$53,126	$52,501	$52,467	$52,664
Interest expense	4,284	4,385	4,727	5,132	5,591	6,021	6,469
Net interest income	49,294	48,396	47,652	47,994	46,910	46,446	46,195
Provision for loan losses	3,000	3,000	3,000	5,000	4,500	4,000	5,000
Net interest income after provision for loan losses	46,294	45,396	44,652	42,994	42,410	42,446	41,195
Noninterest income	14,644	15,948	16,239	14,676	12,719	13,944	13,325
Operating expenses	39,545	41,041	41,957	42,008	36,723	36,199	36,971
Income before income taxes	21,393	20,303	18,934	15,662	18,406	20,191	17,549
Federal income tax expense	6,400	6,100	5,700	4,000	5,300	6,325	5,175
Net income	$14,993	$14,203	$13,234	$11,662	$13,106	$13,866	$12,374
Net interest margin	3.58%	3.60%	3.54%	3.74%	3.76%	3.80%	3.76%

Per Common Share Data
Net income:
Basic	$0.54	$0.52	$0.48	$0.42	$0.48	$0.50	$0.45
Diluted	0.53	0.51	0.48	0.42	0.48	0.50	0.45
Cash dividends declared	0.22	0.21	0.21	0.21	0.21	0.20	0.20
Book value - period-end	22.61	22.14	21.97	21.69	21.75	21.42	21.10
Tangible book value - period-end	18.36	17.53	17.34	17.03	17.52	17.17	16.84
Market value - period-end	27.92	25.99	26.38	23.76	24.20	21.50	23.44